Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made as of November 27, 2020, 2020 (the “Effective Date”), by and between CONVERSION LABS, INC., a Delaware corporation with its principal place of business located at 800 Third Avenue, Suite 2800, New York, NY 10022, (the “Company”) and JDM Investments, LLC, a limited liability company with an address at 300 Chafford Court, Simpsonville, SC 29681 (the “Consultant”) (the Company and Consultant together the “Parties” or individually a “Party”).

WHEREAS, the Company and the Consultant desire to enter into this Agreement, pursuant to which the Consultant will provide consulting services as a Consultant to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and the Consultant, intending to be legally bound, hereby agree as follows:

A. Engagement

The Consultant shall provide the Services defined below in Section C herein for the Company, reporting to its Chief Executive Officer (the “Engagement”). In this capacity, the Consultant agrees to devote its best efforts, energies and skill to the full discharge of its duties and responsibilities.

B. Term

Services under this Agreement will commence on October 1, 2020 (the “Commencement Date”) and shall continue for a period of thirty six months (the “Initial Term”) renewable for additional twelve month periods upon the mutual agreement of the Parties; unless earlier terminated in accordance with the provisions of Section I below.

C. Services to be Performed

1. During the Term of this Agreement, the Consultant shall serve the Company in support of its Chief Customer & Operations Officer and shall be responsible for overseeing all day-to-day call center operations including customer service and inbound and outbound sales efforts of the Company. (collectively the “Services”).

2. The Consultant will use the highest degree of skill and expertise to professionally and ethically accomplish the Services within the Term of this Agreement and to project a positive image of the Company, in accordance with the Company’s policies and procedures and applicable law.

D. Compensation for Services

1. Monthly Retainer. So long as this Agreement is not previously terminated, Consultant shall receive a monthly fee of $17,000 USD payable on or before the first calendar day of each month for services to be rendered in that month.

2. Quarterly Bonus. Consultant shall be eligible to receive a metric based “Performance Bonus” for each calendar quarter during the Term of this Agreement in accordance with metrics to be established by agreement between the Parties The Performance Bonus shall be determined on a calendar quarter basis and shall be paid within thirty (30) calendar days of the final day of each calendar quarter

E. Ownership of Materials

1. Ownership. All materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts or other works conceived, created, reduced to practice, delivered or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the “Creative Materials”), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company; however, such shall not constitute Creative Materials, but rather shall remain proprietary to, and fully owned by, Consultant, if Consultant has conceived, created, reduced to practice or otherwise produced the materials (including the variations outlined above) for purposes unrelated to the Services herein (“Consultant Materials”), in which case the Company’s use of the Consultant Materials shall be on a revocable license basis, revocable by Consultant upon demand.

2. Works Made for Hire. Subject to the above-noted exception for Consultant Materials, all copyrightable works comprising the Creative Materials shall be considered “works made for hire” as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. Consultant shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3. Disclosure; Cooperation. Subject to the above-noted exception for Consultant Materials, Consultant shall promptly disclose all such Creative Materials to the Company, and the Company shall have full power and authority to file any patent or copyright registrations or other intellectual property submissions, applications or registrations throughout the world thereon and to procure and maintain any patents, copyrights or other intellectual property rights thereon. Consultant agrees, at the Company’s reasonable request and expense, to execute any applications, assignments, instruments and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by Consultant to the Company in performing the Services hereunder.

4. Consultant’s Obligations. With respect to any Creative Materials, Consultant shall:

(a)	Treat all information with respect thereto as Confidential Information of the Company;

(b)	Keep complete and accurate records thereof, which records shall be the property of the Company;

(c)	From time to time, upon the request and at the expense of the Company, but without payment to Consultant by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;

F. Confidentiality

1. Confidential Information. Consultant acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information (“Confidential Information”) to Consultant, in order for Consultant to perform the Services pursuant to this Agreement. Consultant shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information without the Company’s prior written permission except to the extent necessary to perform the Services on the Company’s behalf. Confidential Information includes, without limitation:

(a)	The written, printed, graphic or electronically recorded materials furnished by the Company for Consultant to use;

(b)	Any written or tangible information stamped “confidential,” “proprietary” or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

(c)	Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

(d)	Information, data, test results, patent applications, methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications and instructions relating to the Company’s proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;

(e)	Information, know-how, trade secrets, materials and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom Consultant gained knowledge as a result of providing Services to the Company;

(f)	Any data, deliverables or other work product or information generated or developed by Consultant in connection with the performance of Services under this Agreement, including all Creative Materials; and

(g)	Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(a)	is or becomes available in the public domain through no fault of, or act or failure to act on the part of Consultant;

(b)	is rightfully in Consultant’s possession at the time of disclosure by the Company, as evidenced by Consultant’s written records maintained in the ordinary course of business; or

(c)	is obtained, after the Commencement Date, by Consultant from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information.

2. At any time upon request of the Company or upon Termination of this Agreement, Consultant shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property furnished to Consultant, by the Company and all other materials prepared by Consultant, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

3. Notwithstanding the return of Confidential Information or the Termination of this Agreement, Consultant, will continue to be bound by the obligations of confidentiality pursuant to this Section F until the earlier of (i) the information no longer constituting Confidential Information; or (ii) 2 years from the termination of this Agreement. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section F of the Agreement, and in any action brought under this Section F or to otherwise enforce any of the provisions in this Agreement, the prevailing Party shall also be entitled to recover its reasonable attorney’s fees and costs expended in such action from the non-prevailing Party..

G. Non-Solicitation; Non-Disparagement

1. Non-Solicitation. Consultant covenants and agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, unless Consultant has a relationship independent of this Agreement, regardless of the reason therefor, the Consultant shall not solicit, induce, aid or suggest to: (a) any employee to leave such employ, (b) any contractor, Consultant or other service provider to terminate such relationship, or (b) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

2. Non-disparagement. The Consultant will not make any remarks or adverse statements, in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks), about the Company or its affiliates that could reasonably be construed as disparaging or defamatory, or to cast the Company or any of its affiliates in a negative light, or harm the Company’s or any of its affiliates’ current or prospective business plans.

H. Exclusivity

During the Term of this Agreement, Consultant shall not provide services to any direct or indirect competitor of Conversion Labs. A competitor shall be defined for purposes of this Agreement as an entity engaged in the business of selling and marketing telemedicine services or hair loss products on any online platform. Consultant shall otherwise not be restricted in its business and non-business activities during and after the Term.

I. Termination

1. Generally. This Agreement will terminate automatically, each a “Termination Date” upon the expiration of the Term.

2. By the Company for Cause. The Company may terminate this Agreement for Cause by action of its Board of Directors (the “Board”). For purposes of this Agreement, “Cause” shall mean: (a) Consultant’s conviction, guilty plea, plea of nolo contendre, or entering into any other plea admitting guilt of any felony; (b) the deliberate engaging by Consultant in any unethical acts or misconduct, including compliance violations, which is materially injurious to the Company or the Company’s image; or (c) Consultant’s failure to perform the Services in a satisfactory manner, after 10 days prior written notice of the deficiency and failure to cure, which is to be determined by the Company’s Board of Directors or Chief Executive Officer. Upon Termination of this Agreement for Cause, Consultant will cease performing Services and will no longer be authorized to perform any Services on behalf of the Company, except at the express request and approval of the Company’s Board of Directors of the Company.

3. By Either Party Without Cause. Either Party may terminate this Agreement without Cause upon thirty (30) days prior advance written notice. If the Company terminates without Cause, then any unvested Stock Options shall be automatically vested and shall be exercisable in accordance with the Award Agreement and Plan. Consultant shall additionally be entitled to the lesser of six (6) months of consulting fees at the last monthly rate in effect or the consulting fees due for the remainder of the Initial or Renewal Term, whichever is applicable.

J. Indemnification

1. The Company agrees to defend, indemnify and hold Consultant harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by the Company of its warranties, representations, covenants and obligations outlined in this Agreement; and (b) the gross negligence or willful misconduct of the Company; and (c) the failure of the Company to comply with all legal requirements to the best of its knowledge at the time. For purposes of clarification, the Company agrees to pay, defend, indemnify, reimburse and hold Contractor harmless for, from and against any loss, damage, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred or suffered or paid by, imposed upon, or resulting to Contractor as a result of any third party claim in connection with this Agreement that is not the result of gross negligence or willful misconduct on Consultant’s part.

2. Consultant agrees to defend, indemnify and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by Consultant of its warranties, representations, covenants and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of Consultant; and (c) the failure of Consultant to comply with all legal requirements to the best of its knowledge at the time.

3. The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

4. The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

K. Survival

The obligations of the Parties pursuant to Sections E, F, G and J shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

L. Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that Consultant and its members, employees and/or agents, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company’s employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by Consultant. Consultant acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of Consultant, and shall make no state temporary disability or family leave insurance payments on behalf of Consultant, and Consultant agrees that Consultant will not be entitled to these benefits in connection with performance of the Services under this Agreement. Consultant acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which Consultant’s members, employees and/or agents may be entitled to receive in connection with the performance of the Services under this Agreement. Consultant is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

M. Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of Consultant are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

N. Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

O. Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of New York, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation. If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

P. Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to Consultant shall be delivered to the attention of Consultant. Notices to the Company shall be delivered to the attention of the Chief Executive Officer. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt.

Q. Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

CONVERSION LABS, INC.		JDM INVESTMENTS, LLC

By:
Name:	Justin Schreiber	Name:	Brad Michael Roberts
Title:	CEO

Date: November 27, 2020		Date: November 27, 2020

-8-